Exhibit 4.2

THIS NOTE AND THE MEMBERSHIP UNITS ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  THIS NOTE AND THE MEMBERSHIP UNITS ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO X-FACTOR COMMUNICATIONS, LLC THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, X-FACTOR COMMUNICATIONS, LLC, a New York limited liability company (the “Borrower”), hereby promises to pay to Kenneth Makow (the “Holder”) or his assigns or successors in interest, on order, the aggregate sum of ninety-seven Thousand eight Hundred ninety Dollars and fifty-nine cents ($97,890.59) as of February 29, 2012.  This Convertible Promissory Note (this “Note”) issued to Holder, fully supersedes and merges any and all terms set forth in the Promissory Note (the “Prior Note”), dated January 29, 2007 and executed by the Borrower and the Secured Loan Agreement dated January 29, 2007 (the “Prior Secured Loan Agreement”).  The Prior Note and Prior Secured Loan Agreement are hereby determined to be satisfied and void ab initio, and the Holder shall have no claim upon Borrower pursuant thereto.

The following terms shall apply to this Note:

1.  PAYMENT OF PRINCIPAL AND INTEREST

1.1 Interest Rate.  Simple interest payable on this Note shall accrue at a rate of eight and one-half percent (8.5%) per annum (the “Interest Rate”), calculated on the basis of a 365-day year.

1.2 Maturity Date.  The outstanding principal on this Note together with any accrued and unpaid interest hereon, shall all be due and payable on the later of August 1, 2014 or one years following such date when all debt owed by the Borrower to the New Jersey Economic Development Authority (the “NJEDA Obligation”) has been paid by the Borrower (the “Maturity Date”).

1.3 Interest Payments.  From and after the date of this Note, interest shall be paid quarterly in arrears in additional convertible promissory notes (“Interest Notes”), substantially in the form of this Note, as may be amended, which shall be subordinated to the NJEDA Obligation. The outstanding principal amount of the Interest Notes and any accrued and unpaid interest thereon will be paid on the Maturity Date or prior to the Maturity Date, at the election of the Borrower; provided, however, if the Borrower elects to pay any amount due under an Interest Note on or prior to its Maturity Date, it may not do so until the NJEDA Obligation has been paid in full, unless NJEDA in its sole discretion has provided prior written approval of such prepayment.

1.4 Optional Prepayment in Cash.  Once the NJEDA Obligation is paid in full, the Borrower may prepay this Note in cash, so long as the Borrower shall provide the Holder with thirty (30) days prior written notice of its intention to prepay this Note, and the Holder shall have such thirty (30) day period in which to exercise the Holder's right to convert all or any portion of this Note pursuant to Section 2 hereof.  In the event the Holder does not convert all outstanding principal and interest due under this Note within such thirty (30) day period, then the Borrower shall have the option of prepaying any outstanding principal and interest on this Note, without premium or penalty.

1.5 Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

2.  CONVERSION RIGHTS

2.1 Holder's Conversion Right.

(a)           Subject to Section 2.4 of this Note, until the earlier of the date on which the Borrower consummates a transaction the outcome of which will result in the Borrower becoming a publicly traded company or the wholly owned subsidiary of a publicly traded corporation, whether by reverse merger, share exchange or otherwise ("Going Public Transaction") and 5:00 p.m. E.S.T. on the Maturity Date, the Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding principal amount of this Note, together with interest and fees due hereon, into Common Membership Units in the Borrower (“Membership Units”) at a price per unit equal to Three Dollars and Thirty Cents ($3.30) (the “Conversion Price”), subject to adjustment as set forth in Section 3 of this Note.

(b)           Subject to Section 2.4 of this Note, for a period beginning upon the consummation of a Going Public Transaction until  5:00 p.m. E.S.T. on the Maturity Date, the Holder shall have the right, but not the obligation to convert all or any portion of the then-aggregate outstanding principal amount of this Note, together with interest due hereon, into shares of common stock of the publicly traded parent corporation ("Public Company Common Stock") of the Borrower following the Going Public Transaction at a price per share equal to the number that is obtained by dividing the Conversion Price then in effect by the ratio that is used upon the closing of the Going Public Transaction to convert outstanding Membership Units into Public Company Common Stock, subject to adjustment as set forth in Section 3 of this Note. The Membership Units or Public Company Common Stock issuable upon the conversion of this Note, in accordance with this Section 2.1, may hereinafter be referred to as the “Conversion Securities”).

2.2 Mechanics of Holder's Conversion.  In the event that the Holder elects to convert this Note into the Conversion Securities pursuant to this Section 2, the Holder shall give notice of such election by delivering to Borrower an executed and completed Notice of Conversion in the form attached hereto as Exhibit A (the “Conversion Notice”), and, if the Conversion Notice is delivered pursuant to Section 2.1(a) of this Note, the Holder shall also deliver a counterpart signature page to Borrower's Operating Agreement attached hereto as Exhibit B.  Upon any partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid. The Borrower will pay no costs, fees or any other consideration to the Holder for the production and issuance of a new Note.

2.4 Transfer of the Note.  In the event this Note or any part of this Note is sold or transferred by the Holder (the "Transferred Note"), the option to convert the Transferred Note in accordance with this Section 2 shall expire 30 days following the effective date of such sale or transfer.

3. ADJUSTMENTS

3.1 Adjustments for Stock Splits and Subdivisions.  In the event the Company should at any time or from time to time after the date of issuance hereof fix a record date for the effectuation of a split or subdivision of the outstanding Membership Units or the determination of holders Membership Units entitled to receive a dividend or other distribution payable in Membership Units or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, Membership Units (hereinafter referred to as “Membership Unit Equivalents”) without payment of any consideration by such holder for the additional Membership Units or the Membership Unit Equivalents (including the additional Membership Units, or other securities, issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the then applicable conversion price shall be appropriately decreased so that the number of Conversion Securities issuable upon conversion of this Note shall be increased in proportion to such increase of outstanding shares, unless such adjustment has already been made to the conversion price.

3.2 Adjustments for Reverse Stock Splits.  If the number of Membership Units outstanding at any time after the date hereof is decreased by a combination of the outstanding Membership Units, then, following the record date of such combination, the conversion price, then in effect, for this Note shall be appropriately increased so that the Conversion Securities issuable on conversion of this Note shall be decreased in proportion to such decrease in outstanding shares, unless such adjustment has already been made to the conversion price.

3.3 Going Public Transaction.  Following the closing of a Going Public Transaction, all references to “Membership Units” in this Section 3, shall thereafter refer to Public Company Common Stock.

4.  EVENTS OF DEFAULT

4.1 The occurrence of any of the following events is an “Event of Default”:

(a) Failure to Pay Principal, Interest or other Fees.  The Borrower fails to pay when due any installment of interest in accordance herewith and such failure shall continue for a period of thirty (30) days following the date upon which any such payment was due.

(b) Breach of Covenant.  The Borrower breaches any covenant or other term or condition of this Note, and such breach continues for a period of thirty (30) days after the occurrence thereof.

(c) Receiver or Trustee.  The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

(d) Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower.

4.2 Upon the occurrence and continuance of an Event of Default beyond any applicable grace period, the Holder may make all sums of principal, interest and other fees then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable; provided, however, that without the written consent of NJEDA, so long as any amount is owing by the Borrower to NJEDA, the Borrower must repay the amount owed to NJEDA before any payment in cash may be made to the Holder.  If, with respect to any Event of Default, the Borrower cures the Event of Default, the Event of Default will be deemed to no longer exist and any rights and remedies of the Holder pertaining to such Event of Default will be of no further force or effect.  Payments shall be applied first to any fees due and payable to the Holder pursuant to this Note, then to accrued and unpaid interest due on the Note and then to outstanding principal balance of this Note.

5.  MISCELLANEOUS

5.1 Unsecured Debt.  This Note constitutes a senior unsecured obligation of the Borrower and shall have priority over any of the Borrower’s existing unsecured debt as of the date hereof, including, but not limited to, any outstanding debt currently held by Charles Saracino, Kenneth J. Makow and Michelle Wallace.

5.2 Subordination to Other Loans.  This Note shall be subordinate to the amounts due to the New Jersey Economic Development Authority currently outstanding or accrued during the term of this Note and to the amounts due to JP Morgan Chase Bank, N.A. pursuant to that certain promissory note dated June 12, 2007, as may be amended from time-to-time.

5.3 Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.4 Notices.  Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party notified, (b) when sent by confirmed or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Borrower at the address on the signature page of this Note, and to the Holder at the address provided on the signature page of this Note, or at such other address as the Borrower or the Holder may designate by ten (10) days advance written notice to the other parties hereto.

5.5 Assignability.  This Note shall be binding upon the Borrower and its successors and assigns and shall inure to the benefit of the Holder and their successors and assigns.  This Note shall not be assigned by either party without the consent of the other party.

5.6 Amendment.  This Note shall only be amended, modified or terminated by a writing executed by both parties; provided, however, that the parties may not amend, modify or terminate any provision of this Note that would detrimentally prejudice the rights of NJEDA without the prior written consent of NJEDA, which consent may be withheld at the discretion of NJEDA.

5.7 Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.  Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the state courts of New York or in the federal courts located in the state of New York.  All parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision that may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.  Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

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IN WITNESS WHEREOF, the Borrower has caused this Convertible Promissory Note to be signed in its name effective as of March 22, 2012.

X-FACTOR COMMUNICATIONS, LLC

By:	/s/ Charles Saracino
Charles Saracino, President

Address:	3 Empire Boulevard, 5th Floor
South Hackensack, New Jersey 07606

HOLDER:

/s/ Kenneth Makow
Kenneth Makow

HOLDER'S ADDRESS:

Exhibit A

Notice of Conversion

The undersigned hereby irrevocably elects to convert the principal amount and accrued interest of the Note attached hereto into shares of common stock in accordance with the terms and conditions set forth in Section 2 of the Note, as may be amended from time to time.

Date of Notice: ________________________________

Conversion Price: $________________________________

Principal Amount: $________________________________

Number of Convertible Securities Issuable Upon Conversion of Principal Amount:

 ___________________________________________________

Interest Amount Through Date of Notice:

$________________________________

Number of Convertible Securities Issuable Upon Conversion of Interest Amount:

_________________________________

Date: _____________________________________________________________

Name of Holder: _____________________________________________________

Signature: _________________________________________________________

ACKNOWLEDGED AND AGREED:

X-FACTOR COMMUNICATIONS LLC

By:
Charles Saracino, President

Exhibit B

Operating Agreement